Exhibit 99.1

John D. Markley Elected as Chairman of the Board of BroadSoft

GAITHERSBURG, MD, December 17, 2012 – BroadSoft, Inc. (NASDAQ: BSFT) announced today that John (Jay) D. Markley, Jr., a current member of the BroadSoft Board, has been elected as Chairman of the Board effective January 1, 2013.

“Jay has served as a member of the BroadSoft Board since our first round of venture funding, and during that time he has been an indispensable source of guidance and leadership for the company,” said Michael Tessler, president and chief executive officer, BroadSoft. “We have benefited greatly from Jay’s wealth of industry expertise and financial perspective, and I am delighted he is poised to take on an even greater role as Chairman.”

Mr. Markley is Managing Director of Bear Creek Capital Management, an investment company in the communications, media and technology industries. He has served on the BroadSoft Board of Directors since January 2002. Prior to Bear Creek, he was affiliated with Columbia Capital where he served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served at the Federal Communications Commission. Mr. Markley has been a director of Charter Communications, Inc. (CHTR) since 2009 and Millennial Media, Inc. (MM) since 2006. He also serves as a director for numerous private companies.

“As Jay prepares to assume the Chairmanship, we are tremendously grateful for all of the efforts of Bob Goodman, our outgoing Chairman,” Tessler added. “Bob and his Bessemer partners were the original institutional investors in BroadSoft, and Bob had the vision to see, and guidance to help us achieve, what our company was capable of accomplishing.”

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About BroadSoft

BroadSoft is the leading provider of software and services that enable mobile, fixed-line and cable service providers to offer Unified Communications over their Internet Protocol network. The Company’s core communications platform enables the delivery of a range of enterprise and consumer calling, messaging and collaboration communication services, including private branch exchanges, video calling, text messaging and converged mobile and fixed-line services.

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